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                                                                      EXHIBIT 14

                                                             [EXECUTION VERSION]

                    SUBORDINATED LOAN CONVERSION AGREEMENT

     This Subordinated Loan Conversion Agreement dated as of December 1, 1998 (this "Agreement"), is made by Kafus Environmental Industries Ltd. ("Kafus") in favor of Enron Capital & Trade Resources Corp. (the "Lender").

                                 INTRODUCTION

     This Agreement is made by Kafus in connection with the Loan Agreement dated as of December 1, 1998 (as modified from time to time, the "Loan Agreement"), between the Company and the Lender. The effectiveness of this Agreement is a condition precedent to the effectiveness of the Loan Agreement and the extension of credit to the Company provided thereunder. As the Company is a subsidiary of Kafus, Kafus believes that it will receive substantial benefit from such credit extended to the Company by the Lender. Therefore, to induce the Lender to enter into the Loan Agreement, and for other good and valuable consideration, Kafus and the Lender hereby agree as follows:

Section 1. Definitions. Capitalized terms used herein but not defined herein shall have the meanings set forth or referred to in the Loan Agreement. As used herein, the following terms shall have the following meanings:

     "Dollars" and "$" means lawful currency of the United States of America.

     "Eligible Conversion Principal" means any outstanding principal obligations on the Loan selected by the Lender provided that (a) the total amount selected by the Lender does not exceed 50% of the aggregate advances made or deemed made on the Loan and (b) the total amount selected by the Lender during any 12-month period beginning on the Completion Date or its annual anniversaries does not exceed $7,000,000.

     "Eligible Deferred Principal" means any payment of principal on the Loan for which the due date has been deferred pursuant to Section 3.4(b) of the Loan Agreement, or for which the due date has been accelerated pursuant to Section
7.2 of the Loan Agreement, if one year after the date of deferral or acceleration the Company has not made payments of principal on the Loan in an amount at least equal to the amount of the principal payment for which the due date was deferred or accelerated.

     "Loan" means the obligations for the payment of principal on the advances made or deemed made under the Loan Agreement.
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Section 2.  Deferred Payment Purchase Agreement.

     2.1 Upon demand by the Lender, Kafus shall (a) purchase any Eligible Deferred Principal for a price equal to the principal amount of such Eligible Deferred Principal and (b) following such purchase, forgive the payment of such Eligible Deferred Principal in favor of the Company. Kafus shall make payment to the Lender within five business days after presentation to Kafus of an assignment and termination document in form sufficient to accomplishing the foregoing.

     2.2 Kafus shall make each payment to the Lender due under Section 2.1 in shares of the common stock of Kafus issued to the Lender with the value of the shares determined based upon the Price (as defined below) applicable at the time of payment. As used in this Section 2.2, the "Price" with respect to the common stock of Kafus means, on any day, (i) 75% of the preceding 20-day average of the reported "high" and "low" sales prices for such shares as reported (w) on the American Stock Exchange or (x) if such shares are not so listed, then on the largest national securities exchange (based on the aggregate dollar value of securities listed) on which such shares are listed or traded or (y) if such shares are not listed on any national securities exchange, then through the NASDAQ National Market or, (z) if such shares shall not be so listed, the trade weighted average of all transactions in the Common Stock in an over-the-counter market; or (ii) in the event the common stock of Kafus is not listed or traded as described in (i) above, then the Price shall be equal to 75% of the value of one share of common stock, as determined in good faith by the disinterested members of the board of directors of Kafus.

Section 3.  Conversion of Loan.

     3.1 Upon demand by the Lender from time to time during the period beginning on the Completion Date and ending on the second anniversary of the Completion Date, Kafus shall (a) purchase any Eligible Conversion Principal for a price equal to the principal amount of such Eligible Conversion Principal and
(b) following such purchase, forgive the payment of such Eligible Conversion Principal in favor of the Company. Kafus shall make payment to the Lender within five business days after presentation to Kafus of an assignment and termination document in form sufficient to accomplishing the foregoing.

     3.2 Kafus shall make each payment to the Lender in shares of the common stock of Kafus issued to the Lender with the value of the shares to be used in such application determined based upon the Price (as defined below) applicable at the time of payment. As used in this Section 3.2, the "Price" shall be equal to (i) the Price (as defined below), so long as the Price is between the Minimum Price and the Maximum Price, (ii) the Maximum Price (as defined below) if the Price is greater than or equal to the Maximum Price, and (iii) the Minimum Price (as defined below) if the Price is less than or equal to the Minimum Price.

     As used in this Section 3.2, the "Price" with respect to the common stock of Kafus means, on any day, (i) 85% of the preceding 30-day average of the reported "high" and "low" sales prices
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for such shares as reported (w) on the American Stock Exchange or (x) if such shares are not so listed, then on the largest national securities exchange (based on the aggregate dollar value of securities listed) on which such shares are listed or traded or (y) if such shares are not listed on any national securities exchange, then through the NASDAQ National Market or, (z) if such shares shall not be so listed, the trade weighted average of all transactions in the common stock of Kafus in an over-the-counter market; or (ii) in the event the common stock of Kafus is not listed or traded as described in (i) above, then the Average Stock Price shall be equal to 85% of the value of one share of the common stock of Kafus, as determined in good faith by the disinterested members of the board of directors of Kafus.

     As used in this Section 3.2, the "Maximum Price" and the "Minimum Price" shall be set by the table shown below which prices will be determined based on the number of Eligible Projects (as defined below) which have been completed at the time of determination:

     Number of Eligible Projects        2      3    4    5

     Minimum Price ($/share)          3.5    7.0   12   16
     Maximum Price ($/share)          7.0   10.5   16   20

     As used in this Section 3.2, "Eligible Projects" means (i) each of (A) the CanFibre Riverside MDF Project, (B) the Fortra Cement Fiberboard Project, and
(C) the CanFibre of Lackawanna MDF Project; (ii) any of the following projects once the project financing for such project has closed: (A) Kenaf Newsprint Project (South Texas) and (B) CanFibre Europe MDF Project; and (iii) any other project in which the Company or any of its affiliates owns a 50% or greater equity interest which has obtained project financing and has total project construction and start-up costs of $50,000,000.00 or greater.

     3.3 In the event that Kafus purchases any Eligible Conversion Principal pursuant to Section 3.1 above then the IPC Current Annual Amount (as described in the Income Participation Certificates) for the then-current and each succeeding Annual Period will be adjusted pursuant to the terms of the Income Participation Certificates.

Section  4.  Certain Provisions Regarding Payments.

     4.1 In the event the Lender is due shares of common stock of Kafus as described herein, Kafus shall deliver to the Lender certificates representing the number of fully paid and nonassessable shares of common stock determined in accordance with this Section, and Kafus and the Lender shall concurrently enter into a Registration Rights Agreement with respect to such shares, which shall be in form and substance satisfactory to the Lender and shall provide the Lender with rights and privileges comparable to those set forth in the Registration Rights Agreements previously entered into between Kafus and the Lender on or prior to the date hereof.
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     4.2  The Lender is hereby authorized at any time following any demand for payment hereunder to set off and apply any indebtedness owed by the Lender to Kafus against any and all of the obligations of Kafus under this Agreement. The Lender agrees to promptly notify Kafus after any such setoff and application, but the failure to give such notice shall not affect the validity of such setoff and application.

Section  5.  Obligations Absolute.

     5.1 Kafus guarantees that payments due hereunder will be paid strictly in accordance with the terms of this Agreement, regardless of any law, regulation, or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Lender with respect to the Loan or any of the other obligations under the Loan Agreement (collectively, the "Loan Obligations"). Kafus agrees that its obligations under this Agreement shall not be released, diminished, or impaired by, and waives any rights which they might otherwise have which relate to:

          (a) Any lack of validity or enforceability of the Loan Obligations or any other document or agreement relating thereto; any increase, reduction, extension, or rearrangement of the Loan Obligations; any amendment, supplement, or other modification of the documents and agreements relating to the Loan Obligations; any waiver or consent granted under the documents and agreements relating to the Loan Obligations; or any sale, assignment, delegation, or other transfer of the Loan Obligations or the documents and agreements relating thereto;

          (b) Any grant of any security or support for the Loan Obligations or any impairment of any security or support for the Loan Obligations, including any full or partial release, exchange, subordination, or waste of any collateral for the Loan Obligations or any full or partial release of the Company or any other Person liable for the payment or performance of the Loan Obligations;

          (c) Any change in the organization or structure of the Company, Kafus, or any other Person liable for the payment or performance of the Loan Obligations, or the insolvency, bankruptcy, liquidation, or dissolution of the Company, Kafus, or any other Person liable for the payment or performance of the Loan Obligations;

          (d) The manner of applying payments on the Loan Obligations or the proceeds of any security or support for the Loan Obligations against the Loan Obligations;

          (e) The failure to give notice of the occurrence of any default or event of default, however denominated, under the documents and agreements relating to the Loan Obligations, notice of bringing of action to enforce the payment or performance of the Loan Obligations, notice of any sale or foreclosure of any collateral for the Loan Obligations, notice of the financial condition of or other circumstances regarding the Company, Kafus,
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     or any other Person liable for the Loan Obligations, or any other notice of any kind relating to the Loan Obligations; or

          (f) Any other action taken or omitted which affects the Loan Obligations, including action taken with respect to the enforcement of the Loan Agreement against the Company or with respect to the enforcement of any obligations of Kafus to the Lender against Kafus, whether or not such action or omission prejudices Kafus or increases the likelihood that Kafus will be required to make payments hereunder pursuant to the terms hereof-- it is the unambiguous and unequivocal intention of Kafus that Kafus shall be obligated to make payments and perform under this Agreement in accordance with the terms of this Agreement, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not particularly described herein.

     5.2 This Agreement shall continue to be effective or be reinstated, as the case may be, if any payment on the Loan Obligations must be refunded for any reason including any bankruptcy proceeding. In the event that the Lender must refund any payment received on the Loan Obligations, any prior release from the terms of this Agreement given to Kafus under this Agreement by the Lender shall be without effect, and this Agreement shall be reinstated in full force and effect. It is the intention of Kafus that its obligations hereunder shall not be discharged except by final payment of the Loan Obligations or expiration of the obligations under this Agreement by the terms hereof.

Section 6. Unimpaired Collection. There are no conditions precedent to the enforcement of this Agreement, except as expressly contained herein. It shall not be necessary for the Lender, in order to enforce payment under this Agreement, to show any proof of the Company's default, to exhaust the Lender's remedies against the Company or any other Person liable for the payment or performance of the Loan Obligations, to enforce any security or support for the payment or performance of the Loan Obligations, or to enforce any other means of obtaining payment or performance of the Loan Obligations. the Lender shall not be required to mitigate damages or take any other action to reduce, collect, or enforce the Loan Obligations.

Section 7.  Miscellaneous.

     7.1 Kafus shall pay to the Lender on demand all costs and expenses of the Lender in connection with the preservation or enforcement of the Lender's rights under this Agreement, whether through negotiations, legal proceedings, or otherwise, including fees and expenses of counsel for the Lender. The provisions of this paragraph shall survive any purported termination of this Agreement that does not expressly reference this paragraph.

     7.2 (a) Kafus shall at all times protect and hold the Lender and its respective shareholders, affiliates, directors, officers, employees, agents, and servants and the persons under their respective control or supervision (collectively, the "Indemnified Parties") harmless of, from,
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and against any and all claims (whether in tort, contract, or otherwise), demands, damages, losses, liabilities, costs, or expenses of any kind or nature whatsoever (each referred to herein as a "Loss") which an Indemnified Party may incur or which may be claimed against an Indemnified Party by any Person, in each case by reason of, or arising out of this Agreement and the Eligible Deferred Payments or any other document or instrument delivered in connection herewith or therewith or the enforcement of any of the terms or provisions hereof or thereof or the transactions contemplated hereby or thereby; provided, however, that the indemnity set forth in this Section shall not extend to any Loss arising, in the case of any Indemnified Party, as a result of the gross negligence or willful misconduct of such Indemnified Party. Kafus further covenants and agrees, to the extent permitted by law, to pay or to reimburse the Indemnified Parties for any and all costs, reasonable attorneys' fees, liabilities, or expenses incurred in connection with investigating, defending against, or otherwise in connection with any such losses, claims, damages, liabilities, expenses, or actions, except to the extent that the same arise out of the gross negligence or willful misconduct of the Indemnified Party claiming such payment or reimbursement.

          (b) An Indemnified Party shall promptly notify Kafus in writing of any claim or action brought against such Indemnified Party in which indemnity may be sought against Kafus pursuant to this Section; and such notice shall be given in sufficient time to allow Kafus to defend such claim or action. However, the failure to give such notice in sufficient time shall not constitute a defense hereunder nor in any way impair the obligations of Kafus under this Section, if
(i) the Indemnified Party shall not have had knowledge or notice of such claim or action, (ii) neither Kafus nor any Affiliate thereof shall have had knowledge or notice of such claim or action, or (iii) Kafus's ability to defend such claim or action shall not thereby be materially impaired. In the event, however, that
(i) the Indemnified Party shall not have timely notified Kafus of any such claim or action, (ii) neither Kafus nor any Affiliate thereof shall have had knowledge or notice of such claim or action, and (iii) Kafus's ability to defend or participate in such claim or action is materially impaired by reason of not having received timely notice thereof from the Indemnified Party, then Kafus's obligation to so defend and indemnify shall be qualified to the extent (and only to the extent) of such material impairment.

          (c) The obligations of Kafus under this Section shall survive the termination of this Agreement and remain in full force and effect, with respect to each Loss of each Indemnified Party, until the later of (i) the expiration of the period stated in the applicable statute of limitations during which a claim or cause of action may be brought, and (ii) payment in full or the satisfaction of such claim or cause of action and of all expenses and charges incurred by such Indemnified Party relating to the enforcement of the provisions herein specified.

     7.3 This Agreement shall be governed by the internal laws of the Province of British Columbia, Canada (without reference to principles of conflicts of laws that would select another law). Unless otherwise specified, all monetary amounts expressed hereunder and all payments required to be made hereunder are in U.S. Dollars. Any and all payments by Kafus under this Agreement shall be made free and clear of and without deduction for any and all present or future
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taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, other than taxes imposed on the income of and franchise taxes imposed on the Lender by any jurisdiction in which the Lender is a permanent citizen or resident or any political subdivision of such jurisdiction (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as "Taxes"). If Kafus shall be required by law to deduct any Taxes from any sum, including common stock of Kafus, payable to the Lender (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this paragraph), the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Kafus shall make such deductions, and (iii) Kafus shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Kafus agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made with respect to, or from the execution, delivery, filing, or registration of, this Agreement. Further, If any sum due from Kafus under this Agreement or any order or judgment given in relation hereto has to be converted from the currency in which the same is payable hereunder or under such order or judgment (the "first currency") into another currency (the "second currency") for the purpose of (i) making or filing a claim or proof against Kafus with any governmental authority or in any court, tribunal, or arbitration panel or (ii) enforcing any order or judgment given in relation hereto, Kafus shall indemnify the Lender against any loss incurred as a result of any discrepancy between (A) the rate of exchange used when restating the amount in question from the first currency into the second currency and (B) the rate or rates of exchange at which the Lender purchased the first currency with the second currency after receipt of a sum paid to it in the second currency in satisfaction, in whole or in part, of any such sum due or order or judgment. The foregoing indemnity shall constitute a separate obligation of Kafus distinct from any other obligations and shall survive the giving or making of any judgment or order in relation to all or any of such other obligations.

     7.4 If any provision in this Agreement is held to be unenforceable, such provision shall be severed and the remaining provisions shall remain in full force and effect. All representations, warranties, and covenants of Kafus in this Agreement shall survive the execution of this Agreement and any other contract or agreement. If a due date for an amount payable is not specified in this Agreement, the due date shall be the date on which the Lender demands payment therefor. The Lender's remedies under this Agreement and other documents and agreements shall be cumulative, and no delay in enforcing this Agreement shall act as a waiver of the Lender's rights thereunder. The provisions of this Agreement may be waived or amended only in a writing signed by the party against whom enforcement is sought. This Agreement shall bind and inure to the benefit of Kafus and the Lender and their respective successors and assigns. Kafus may not assign its rights or delegate its duties under this Agreement. The Lender may assign its rights and delegate its duties under this Agreement. This Agreement may be executed in multiple counterparts each of which shall constitute one and the same agreement.
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     7.5  Except as otherwise provided herein, any notice, demand, direction, certificate, request, instrument, or other communication authorized or required by this Agreement to be given to or filed with the Lender or Kafus shall be deemed to have been sufficiently given or filed for all purposes of this Agreement if and when delivered by messenger or by a recognized courier service or sent by registered or certified mail, return receipt requested, postage prepaid or sent by confirmed telecopy, as follows:


          (a)  To the Lender, to:

                    Enron Capital & Trade Resources Corp.
                    1400 Smith Street
                    Houston, Texas 77002
                    Attention: Donna Lowry
                    Telecopy No.: 713-646-8564
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          (b)  To Kafus, to:

                    Kafus Environmental Industries, Ltd.
                    Suite 706, 1155 Robson Street
                    Vancouver, British Columbia
                    Canada V6E 1B5
                    Attention:  President
                    Telecopy No.: 604-685-2426


                    with a copy to:

                    Paul, Hastings, Janofsky & Walker LLP
                    399 Park Avenue, Thirty-First Floor
                    New York, New York  10022
                    Attention:  Euclid A. Irving, Esq.
                    Telecopy No.:  212-319-4090

          The Lender and Kafus may, by like notice, designate any further or different addresses or telecopy numbers to which subsequent notices, demands, directions, certificates, requests, instruments, or other communications hereunder shall be sent. Any notice, demand, direction, certificate, request, instrument, or other communication hereunder shall, except as may expressly be provided herein, be deemed to have been delivered or given as of the date it shall have been delivered by messenger or courier service or sent by confirmed telecopy or upon receipt if mailed.



              [the remainder of this page is intentionally blank]
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THIS WRITTEN AGREEMENT AND THE LOAN DOCUMENTS AS DEFINED IN THE  LOAN AGREEMENT
REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.


     EXECUTED as of the date first above written.



                         KAFUS ENVIRONMENTAL INDUSTRIES LTD.



                         By:
                                --------------------------------------
                         Name:
                         Title:



                         ENRON CAPITAL & TRADE RESOURCES CORP.



                         By:
                                --------------------------------------
                         Name:
                         Title: